U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
              NOTIFICATION OF LATE FILING                   SEC FILE NUMBER
                                                            [0-208848]

                  (Check One):                              CUSIP NUMBER
                                                            [91359C 307]
[x] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form
                              10-QSB [ ] Form N-SAR
      For Period Ended:  December 31, 1998

      [ ] Transition Report on Form 10-KSB
      [ ] Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K
      [ ] Transition Report on Form 10-QSB
      [ ] Transition Report on Form N-SAR
      For the Transition Period Ended:_______________________


Part I - Registrant Information
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UNIVERSAL HEIGHTS, INC.
__________________________________________
Full Name of Registrant

2875 N.E. 191 STREET, SUITE 400A
__________________________________________
Address of Principal Executive Office (Street and Number)

MIAMI, FLORIDA 33180
__________________________________________
City, State and Zip Code

Part II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; [x]

      (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [x]

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable. [ ]

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PART III - NARRATIVE

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State below in reasonable detail the reasons why the Form 10-KSB, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      On February 8, 1999, the Company engaged Deloitte & Touche LLP as its independent accountants, as described in the Form 8-K filed by the Company with the Securities and Exchange Commission on February 12, 1999, and amended on February 26, 1999. Deloitte & Touche LLP has informed the Company that it will require some additional time to complete its audit of the Company's financial statements for the fiscal year ended December 31, 1998. In addition, the Company believes that conclusion of the audit and consultation with Deloitte & Touche LLP is necessary in order to complete the narrative portions of its Annual Report on Form 10-KSB for the year ended December 31, 1998. The Company expects to file its Annual Report on Form 10-KSB for the year ended December 31, 1998 on or before April 15, 1999.

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PART IV - OTHER INFORMATION

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(1)   Name  and  telephone  number  of  person  to  contact  in  regard  to this notification:

      Bradley I. Meier       305-792-4200

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [x]Yes [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [x] No

                Universal Heights, Inc.
----------------------------------------------------
     (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date March 31, 1999             By:  /s/ Bradley I.Meier
                                   _______________________________
                                   Name:  Bradley I. Meier
                                   Title: President, Chief Executive
                                            Officer and Chairman